As filed with the Securities and Exchange Commission on August 4, 1999

Registration No. 333-80781

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________________

PRE-EFFECTIVE

AMENDMENT NO. 1

to

FORM S-3

Registration Statement

under

The Securities Act of 1933

_______________________

MILLIPORE CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2170233 (I.R.S. Employer Identification Number)

80 Ashby Road

Bedford, Massachusetts 01730

(781)533-6000

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Jeffrey Rudin, Esq.

Vice President and General Counsel

Millipore Corporation

80 Ashby Road

Bedford, Massachusetts 01730

(781)533-6000

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion

Dated August 4, 1999

 PROSPECTUS

Millipore Corporation

Common Stock

660,000 Shares

____________

The stockholders of Millipore Corporation listed on pages 6 and 7 may offer and sell up to 660,000 shares of Millipore common stock (including associated common stock purchase rights) under this prospectus.

Before purchasing shares of our common stock you should carefully review the Risk Factors section of this prospectus which begins on page 3.

The selling stockholders may offer their shares in public transactions on the New York Stock Exchange at prevailing market prices or in negotiated private transactions at negotiated prices. Millipore common stock is listed on the NYSE with the ticker symbol: "MIL." On June 10, 1999, the closing price of one share of Millipore common stock on the NYSE was $34.0625.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

______________________

The date of this Prospectus is ___________, 1999

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We have not authorized any person to provide information or make any representation about this offering that is not in this prospectus. Prospective investors should rely only on the information contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is prohibited. Information in this prospectus is correct only as of its date, regardless of when any later offer or sale occurs .

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. Our actual results could differ materially from those expressed in or implied by these forward-looking statements. Potential risks and uncertainties that could affect future operating results include, among other things, the risks and uncertainties described in the Risk Factors section on page 3 of this prospectus.

ABOUT MILLIPORE

Millipore Corporation develops, makes and sells products that are used to analyze, identify, monitor and purify liquids and gases. Our products are based on a variety of membrane and other technologies that separate materials through physical and chemical methods. Our products are used primarily in biological and environmental laboratory research and testing, in pharmaceutical and food and beverage research, manufacturing and quality control, and in the purification and control of liquids and gases used in the manufacture of semiconductors. We manufacture our products at a number of locations throughout the world.

Our principal executive offices are located at 80 Ashby Road, Bedford, Massachusetts 01730 and our telephone number is (781)533-6000.

RISK FACTORS

You should carefully consider the following risk factors before making any decision to buy our common stock. Additional risks and uncertainties that we do not currently know about or that we now believe are immaterial may also impact our business operations.

Lack of early success with our pharmaceutical customers can shut us out of future business with those customers.

The products we sell to customers in the pharmaceutical industry are incorporated into the manufacturing processes of these customers. Once a customer chooses a particular product for use in a drug manufacturing process, it is unlikely that the customer will later switch to a competing alternative. Obtaining the regulatory approvals needed for a change in the manufacturing process is time-consuming, expensive and uncertain. Accordingly, if we fail to convince a pharmaceutical customer to choose our products early in its manufacturing design phase, we may lose that particular business for good. Because we face vigorous competition in this market from companies of substantial financial and technical resources, we run the risk that our competitors will win significant early business with a customer making it difficult for us to recover that opportunity.

Because of our significant level of international sales, a strengthening of the U.S. dollar against foreign currencies can have a significant negative impact on our total revenues, which we report in U.S. dollars.

We derive about 60% of our revenues from customers outside the United States. Our sales made in countries other than the U.S. are typically made in the local currencies of those countries. When the U.S. dollar strengthens against a foreign currency, sales made in that currency will be negatively impacted when reported in U.S. dollars. This occurred in a number of Asian countries in 1997 and 1998, when the dollar strengthened dramatically against the local currencies. We have historically reduced the risk associated with a strengthening of the U.S. dollar by sourcing product from overseas plants, actively managing cross-border currency flows, and utilizing a variety of financial instruments. Despite these steps, the strengthening of the U.S. dollar, particularly against currencies in which we earn a significant portion of our revenues such as the euro and the Japanese yen, will negatively impact our total revenues, which we report in U.S. dollars.

Our net sales and results of operations can be adversely affected by instability of Asian economies, from which we derive a significant portion of our revenues.

Our sales to customers in Asian markets represented about 24% of our total revenues in 1998. Asian countries, including Japan, Korea and Taiwan, which account for a large share of our business in that region, experienced weakness in their currency, banking and equity markets in late 1997 and 1998. This weakness adversely affected our sales and results of operations in Asia during that period. A recurrence of instability in the region could adversely affect future sales and results of operations.

We use hazardous materials in our operations and could therefore incur significant environmental compliance and remediation costs.

We use common organic solvents and other hazardous materials in our manufacturing processes and our research and development activities. The use of these materials subjects us to federal, state, local and foreign laws and regulations that set standards for the use and disposal of hazardous materials. We have in the past been named a potentially responsible party under the federal superfund law with respect to fourteen treatment, storage or disposal facilities where hazardous materials that we had used in our operations were sent. We have paid a total of approximately $14 million in settlement of our liability relating to thirteen of these sites, almost all of which was paid prior to 1995, and we believe that any future remaining liabilities relating to these sites should not have a material adverse effect on our financial condition and results of operations. However, future events, such as changes in existing laws, regulations or enforcement policies, or the discovery of contamination on sites we operate or to which our waste materials have been sent, could result in significant additional compliance or remediation costs.

Our performance may be affected in part by the cyclicality of the semiconductor industry, which at times leads to reduced product demand.

A substantial portion of our business depends upon the future worldwide growth of the semiconductor industry. The semiconductor industry is highly cyclical and historically has experienced periods of oversupply, resulting in significantly reduced demand for capital equipment, including the products we manufacture. As a result of this cyclicality, we have experienced significantly reduced revenues during these periods of oversupply. For example, in 1997, early in the most recent semiconductor industry slump, our microelectronics business segment generated $264 million in revenues, or 36% of our total revenues. In 1998, during which the industry slump appears to have bottomed out, our microelectronics business segment generated only $180 million in revenues, or 26% of our total revenues. The decrease in sales from 1997 to 1998 was attributable in large part to the semiconductor industry slump. In the future, if and when the semiconductor industry cycle turns down again, we may again experience reduced revenues.

Our failure to identify and remediate all material year 2000 risks, or problems among our suppliers or customers, could significantly disrupt our business.

We are aware of the Year 2000 issues that will affect certain products and systems that were not designed to properly handle the transition between the twentieth and twenty-first centuries. We have taken action to attempt to ensure that our business operations will not be adversely impacted by the transition into the Year 2000. Among the areas that we have been addressing are our internal information systems, our manufacturing equipment and facilities, our products, and the Year 2000 readiness of our key suppliers and financial institutions. Our incremental spending on our Year 2000 readiness program is not expected to be material because most Year 2000 readiness costs will be met with amounts that are normally budgeted for procurement and maintenance of our information systems and infrastructure. However, the redirection of spending to the implementation of our Year 2000 readiness program may delay some productivity improvements. Though we believe we are appropriately preparing ourselves for the Year 2000 and minimizing the chances of any adverse impact to our business operations, Year 2000 issues present a number of risks and uncertainties that could materially impact our business, financial condition or results of operations. These risks and uncertainties include, among other things:

  failure of utilities or transportation systems, which could result in a delay or inability to heat our facilities, manufacture or deliver our products, or communicate with the outside world competition for personnel skilled in remediation of Year 2000 issues, which could result in key employees involved in our Year 2000 preparations leaving us for competing positions failure of our key suppliers and service providers to be successful in addressing all of their software and system problems, which could result in failures or significant delays in our receiving materials or services that are important to the functioning of our operations failure of our customers to address all of their software and system problems, which could result in a reduction, delay or cancellation of orders and delay in payment for ordered products failure to successfully implement parts of our Year 2000 readiness program or to fully develop a contingency plan covering responses to any unexpected failures on our part or the parts of our suppliers or customers.

Further consolidation of the pharmaceutical industry may have a negative impact on our future operating results.

There has been significant merger and acquisition activity among pharmaceutical manufacturers in recent years resulting in fewer and larger customers of our Biopharmaceutical & Research business segment. Further significant consolidation in this industry could have a negative impact on our operating results. The new larger customers would have increased leverage in their purchase of products and services from us, and we could as a result face reduced sales or downward pricing pressure. Also, a business combination between two customers could mean a consolidation in the number of manufacturing facilities and a corresponding reduction in the combined company's demand for our products.

Technology innovations in the market which we serve may reduce the need of our traditional customers for separations products.

Microelectronics and biopharmaceutical customers constantly attempt to reduce their manufacturing costs and to improve product quality. Technology innovations to which our customers would have access could reduce or eliminate their need for our separations products. For example, if a new method of semiconductor manufacture that relies less heavily on purified chemicals and gases becomes available and cost-effective, sales to our microelectronics customers would be negatively impacted as they shift to the new manufacturing method. Or, if a new membrane technology of one of our competitors is accepted by the pharmaceutical industry as a market standard for sterilization, sales of our sterilization membrane products would be negatively impacted.

We may be prevented from using certain technology in current or planned products because of the patent rights of others.

We and our major competitors spend a good deal of time and money developing and patenting new and improved products and technologies. Because of the similarities of the technologies used by us and our competitors, it is sometimes possible to inadvertently utilize a particular technology previously patented by a competitor. If the competitor were unwilling to license the technology to us, we would be unable to continue selling the particular product. We have been engaged in a number of patent disputes, none of which to date has resulted in a material negative impact on our ability to sell our products. However, in the future the outcome of this type of dispute could prevent us from selling an important product.

USE OF PROCEEDS

All net proceeds from the sale of the shares of our common stock in this offering will go to the stockholders who offer and sell them. We will not receive any proceeds from this offering.

SELLING STOCKHOLDERS

The selling stockholders acquired their shares of Millipore common stock from us in exchange for all of the outstanding equity interests in Bioprocessing Corporation Limited, a company that we acquired from the selling stockholders in May 1999. Some of the selling stockholders are now or have during the last three years been active in the management of Bioprocessing Corporation Limited and its subsidiaries. We have agreed with each of the selling stockholders that we would use our reasonable efforts to register their shares. Registration of these shares does not necessarily mean that the selling stockholders will offer or sell all or any of the shares.

Based on the information available to us, including information we have received from the selling stockholders, we believe that the shares listed below represent all of the shares that each selling stockholder currently beneficially owns. Any or all of these shares may be sold, from time to time, by the selling stockholders pursuant to this prospectus. Since each of the listed stockholders' percentage ownership of our common stock is less than one percent, no percentage is indicated for any selling stockholders in the table below.

Selling Stockholder	Shares Owned and Being Offered

Crown Capital Limited	51,384
Dr. Frank M. Roberts	26,613
Thomas M. Swan	15,149
Kerry F. Napuk	11,259
Dr. Kamran Beyzavi	7,495
Alta Berkeley Associates Limited	33,185
Alta Berkeley LP II	228,914

Transatlantic Capital General Partners 'C' Ltd.	90,915
Ferraris Group plc	30,503
Harry W. Childs	30,503
Innoven LLC	51,834
BTG International Limited	69,112
Dr. John N.D. Heap	4,510
Geoffrey R. Race	2,706
Helen C. Wood David R. Standen	1,804 1,804
Karen Bambury	1,330
Jeff Wilson	980

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling stockholders. The selling stockholders may offer their shares of our common stock at various times in one or more of the following types of transactions:

on the New York Stock Exchange in private negotiated transactions, including in settlement of options transactions and in settlement of short sales of shares of our common stock

The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov." Our common stock is listed on the NYSE under the symbol "MIL" and the periodic reports, proxy statements and other information we file with the SEC may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.

The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

(1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

(2) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999.

(3) The description of our Common Stock set forth in our Form 8-A Registration Statement, filed May 13, 1965, and our Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

In addition, this prospectus incorporates by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of the initial filing of the Registration Statement that includes this prospectus until the termination of the offering. Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

We will, upon written or oral request, provide at no cost a copy of any or all of the information that is incorporated by reference. Requests should be made to the following address and telephone number:

Millipore Corporation

80 Ashby Road

Bedford, Massachusetts 01730

Attention: General Counsel

(781)533-6000

This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized nor have any of the selling stockholders authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

VALIDITY OF COMMON STOCK

For the purpose of this offering, our General Counsel, Jeffrey Rudin, Esq., is providing an opinion on the validity of the shares.

EXPERTS

The consolidated financial statements of the Corporation and its subsidiaries incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following statement sets forth the estimated amounts of expenses to be borne by the Registrant in connection with the offering described in this Registration Statement. None of the expenses will be borne by the security holders.

Securities and Exchange Commission

Registration Fee	$6,272.72
Legal Fees and Expenses	$5,000.00
Accounting Fees and Expenses	$5,000.00
Miscellaneous Expenses	$1,727.28
Total Expenses	$18,000.00

Item 15. Indemnification of Directors and Officers.

Section 67 of Chapter 156B of the Massachusetts General Laws provides that indemnification of directors and officers of the Registrant may be provided to the extent specified or authorized by its articles of organization or a by-law provision adopted by the stockholders.

Under Section 9 of the By-laws of the Registrant, the Registrant shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who serve at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a director or officer, except with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the Registrant, after notice that it involves such indemnification: (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer. Expenses, including counsel fees, reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit or other proceeding may be paid from time to time by the Registrant in advance of the final disposition thereof under receipt of an undertaking by such director or officer to repay the amounts so paid to the Registrant if it is ultimately determined that indemnification for such expenses is not authorized under Section 9. The right of indemnification provided by Section 9 of the By-laws is not to be exclusive and is not to affect any other rights to which any director or officer may be entitled. As used in said Section 9, the terms "director" and "officer" include their respective heirs, executors and administrators, and an "interested" director or officer is one against whom in such capacity the proceedings in question or another proceeding on the same or similar grounds is then pending. Nothing contained in Section 9 shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

The Registrant has also purchased liability insurance policies covering directors and officers in certain circumstances.

Item 16. Exhibits
Number	Description of Exhibit	Location

4.1	Restated Articles of Organization, as amended	Incorporated by reference to Form 10-K Report for the year ended December 31, 1996

4.2	By-Laws, as amended	Incorporated by reference to Form 10-K Report for year ended December 31, 1990

4.3	Shareholders Rights Agreement dated as of April 15, 1988, as amended and restated April 16, 1998 between the Registrant and The First National Bank of Boston	Incorporated by reference to Form 8-K Report filed April, 1998

5.1	Opinion of Jeffrey Rudin, Esq., General Counsel of the Registrant, regarding legality of shares	Previously filed

23.1	Consent of PricewaterhouseCoopers LLP	Previously filed

23.2 23.3	Consent of Jeffrey Rudin, Esq. Consent of PricewaterhouseCoopers LLP to Pre-Effective Amendment No. 1	Previously filed Filed herewith

4.1	Power of Attorney	Previously filed

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K) (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on behalf by the undersigned, thereunto duly authorized, in Bedford, Massachusetts, on August 4, 1999.

MILLIPORE CORPORATION

By: /s/ Jeffrey Rudin

Jeffrey Rudin

Vice President

Date: August 4, 1999

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed below by the following persons in the indicated capacities and on the indicated date.

/s/ C. William Zadel C. William Zadel	Chairman, President, Chief Executive Officer and Director	August 4, 1999

/s/ Francis J. Lunger Francis J. Lunger	Vice President, Chief Financial Officer	August 4, 1999

/s/ Kathleen B. Allen Kathleen B. Allen	Corporate Controller	August 4, 1999
/s/ Robert C. Bishop * Robert C. Bishop	Director	August 4, 1999

/s/ Samuel C. Butler *	Director	August 4, 1999
Samuel C. Butler

/s/ Robert E. Caldwell * Robert E. Caldwell	Director	August 4, 1999

/s/ Elaine L. Chao *	Director	August 4, 1999
Elaine L. Chao

/s/ Maureen A. Hendricks *	Director	August 4, 1999
Maureen A. Hendricks

/s/ Mark Hoffman *	Director	August 4, 1999
Mark Hoffman

/s/ Thomas O. Pyle *	Director	August 4, 1999
Thomas O. Pyle

/s/ John F. Reno *	Director	August 4, 1999
John F. Reno

*The undersigned, by signing his name hereto, does hereby sign and execute this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 on behalf of the above named directors of Millipore pursuant to the Powers of Attorney executed by such directors and previously filed with the Securities and Exchange Commission.

*By:_/s/ Jeffrey Rudin__

Jeffrey Rudin

Attorney in Fact

EXHIBIT INDEX

Number Title of Exhibit

    Consent of Independent Accountants

EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-80781) of our report, dated January 20, 1999, except for Note B, for which the date is February 5, 1999 relating to the consolidated financial statements, which appears in Millipore Corporation's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Pre-Effe

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

August 4, 1999